Exhibit 10.2

RSU Grant No. XXX
HMS HOLDINGS CORP.
Restricted Stock Unit Agreement
THIS AGREEMENT, made as of October 1, 2009 between HMS HOLDINGS CORP., a New York corporation (the “Corporation”), and First Name Last Name (the “Participant”), is pursuant to the 2006 Stock Plan of the Corporation (the “Plan”). The Plan, as amended by the Board of Directors (the “Board”), was last approved by the shareholders (the “Shareholders”) of the Corporation on June 12, 2009. Said Plan, as it may hereafter be amended and continued by the Board and the Shareholders, is incorporated herein by reference and made a part of this Agreement.
The Plan is administered by the Compensation Committee (the “Committee”) of the Board, as defined in the Plan. The Board has determined that it would be to the advantage and interest of the Corporation and its shareholders to grant the restricted stock units provided for herein to the Participant as an inducement to remain in the service of the Corporation, or a Parent or a Subsidiary thereof, and as incentive for increased efforts during such service.
NOW, THEREFORE, pursuant to the Plan, the Corporation, with the approval of the Committee, hereby grants to the Participant as of the date hereof, XXX restricted stock units (the “Units”), upon the following terms and conditions:
1. The Units shall be credited to a bookkeeping account (the “Account”) maintained by the Company for the Participant’s benefit. Each Unit shall be deemed to be the equivalent of one share of the Corporation’s common shares, $.01 par value per share (the “Common Stock”).
2. The Participant’s right to one-half of the Units shall vest as follows:

December 31, 2010		XXX Units
December 31, 2011	an additional	XXX Units
December 31, 2012	an additional	XXX Units
The Participant’s right to the other one-half of the Units shall vest in accordance with the requirements set forth on Exhibit A.

3. (a) In the event the Participant shall cease to be employed by the Corporation by reason of the Participant’s death, disability (as defined below) or involuntarily by the Corporation other than for cause (as defined in paragraph (b) below) within 24 months following a Change in Control (as defined in the Plan), all of the Units shall become fully vested. In the event the Participant shall cease to be employed by the Corporation by reason of the Participant’s retirement (as defined below), the Units shall continue to vest under Section 2 and Exhibit A as if the Participant had continued to be employed by the Corporation until the expiration of two years after the Participant’s retirement. In the event the Participant shall cease to be employed by the Corporation for any other reason, the Units which are not then vested shall be forfeited effective as of the date of termination of employment. For purposes of this Agreement (i) “disability” shall mean permanent and total disability as defined by Section 22(e)(3) of the Internal Revenue Code of 1986, as amended as it now exists or may hereafter be amended and (ii) “retirement” shall mean termination of employment on or after attaining age 60 and completing 5 years of service with the Corporation. The vesting of the Units shall not be affected by any change of duties or position so long as the Participant continues to be an employee of the Corporation. A leave of absence or an interruption in service (including an interruption during military service) authorized or approved by the Corporation shall not be deemed an interruption of employment for purposes of this Section.
(b) For purposes of this Section a termination “for cause” as determined by the Board, shall be deemed to mean the deliberate gross misconduct of the Participant or the violation by the Participant, after any such termination, of the terms of a Restrictive Covenant and Confidentiality/Non-Disclosure Agreement with the Corporation.
4. Nothing in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Corporation or affect the right of the Corporation to terminate the Participant’s employment or service at any time.
5. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, extraordinary cash dividend or similar transaction or other change on corporate structure affecting the Common Stock, the Committee shall make such adjustments and substitutions to the number of Units credited to the Account and the class and kind of shares (to the nearest possible full share) deemed to be the equivalent of one Unit as the Committee determines to be appropriate in its sole discretion.

6. During the period that Units remain unvested, the Participant shall have none of the rights of a stockholder of the Corporation with respect to the Common Stock subject to the Units. On each date that cash dividends are paid on the Common Stock, the Corporation will credit the Account with a number of additional Units equal to the result of dividing (i) the product of the total number of Units credited to the Account on the record date for such dividend and the per share amount of such dividend by (ii) the Fair Market Value of one share of Common Stock on the date such dividend is paid by the Corporation to shareholders. The additional Units shall be or become vested to the same extent as the Units that resulted in the crediting of such additional Units.
7. The Corporation shall make payments to the Participant of the vested Units credited to the Account upon the dates the Units vest. Payment shall be made in shares of Common Stock equal to the number of vested Stock Units credited to the Account on each such date. Payment shall be made as soon as practicable after the applicable vesting date, but in no event later than 30 days after the applicable vesting date, by delivering the shares to the Participant at the office of the Corporation at 401 Park Avenue South, New York, New York 10016 or such other place as may be mutually acceptable to the Corporation and the Participant. Notwithstanding the foregoing, delivery may be postponed by the Corporation for such period of time as may be required for the Corporation, with reasonable diligence, to comply with applicable registration requirements under the Act, the Securities Exchange Act of 1934, as amended, and any requirements under any other law or regulation applicable to the issuance or transfer of shares.
8. Prior to or concurrently with delivery by the Corporation to the Participant of a certificate(s) representing the shares of Common Stock in payment of Units, the Participant upon notification of the amount due, shall pay promptly to the Corporation any amount necessary to satisfy applicable federal, state or local tax requirements.
9. In the event of the Participant’s death prior to payment of the Units credited to the Account, payment shall be made to the last beneficiary designated in writing that is received by the Company prior to the Participant’s death or, if no designated beneficiary survives the Participant, such payment shall be made to the Participant’s estate. In the event of any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise dispose of the Units or of any right hereunder, except as provided for herein or in the 2006 Stock Plan, or in the event of the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Units to the extent unvested may be forfeited by the Corporation by notice to the Participant.

10. The Units shall not be transferable other than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. In the event of any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise dispose of the Units or of any right hereunder, except as provided for herein or in the 2006 Stock Plan, or in the event of the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Corporation may terminate this Units by notice to the Participant and they shall thereupon become null and void.
11. The Participant’s right to receive payment under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Corporation. The Participant has only the status of a general unsecured creditor hereunder, and this Agreement constitutes only a promise by the Corporation to pay the value of the Account on the payment date.
12. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Participant and the successors and assigns of the Corporation.
13. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, other than its conflict of laws principles.
14. This Agreement (and the grant of Units) is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the Participant to continue as an employee, or on the Corporation to continue the Participant’s service as an employee.
15. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be modified except as provided in the Plan or in a written document executed by both parties.
16. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Agreement or part thereof.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

By:	HMS HOLDINGS CORP.

Signature:
William C. Lucia
Chief Executive Officer

Date:	October 1, 2009

Participant
First Name Last Name

Date: